SDNB FINANCIAL CORP
                     1420 Kettner Boulevard
                   San Diego, California 92101


            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         March 17, 1995
                           10:00 A.M.


NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Meeting") of SDNB Financial Corp, a California corporation (the "Company") will be held at the San Diego National Bank Building, 1420 Kettner Boulevard, San Diego, California, on Friday, March 17, 1995 at 10:00 a.m., Pacific Time for the following purposes.

      (1) To elect eight directors of the Company for the ensuing year;

      (2) To consider and approve the proposal regarding stock issuances and other capital transactions;

      (3)   To consider and approve the SDNB Financial Corp  1994
            Stock Option Plan;

      (4) To ratify the appointment of Coopers & Lybrand as independent accountants for the ensuing year;

      (5)   To  transact such other business as may  properly
            come   before  the  Meeting  and  any  adjournment   or
            adjournments thereof.

Please carefully read the following Proxy Statement, which describes the matters to be voted upon at the Meeting, and then sign and return your proxy card as soon as possible. Should you receive more than one proxy because your shares are registered in different names or addresses, each proxy should be signed and returned to assure that all your shares will be voted. Any shareholder present at the Meeting may withdraw his or her proxy and vote personally on each matter brought before the Meeting.


                         By Order of the Board of Directors



                         Howard W. Brotman, Secretary

February 17, 1995
San Diego, California

SHAREHOLDERS  ARE  CORDIALLY INVITED TO  ATTEND  THE  MEETING  IN
PERSON.   WHETHER  OR NOT YOU PLAN TO ATTEND THE MEETING,  PLEASE
SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD PROMPTLY.

                       SDNB FINANCIAL CORP
                     1420 Kettner Boulevard
                   San Diego, California 92101


            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         March 17, 1995


                          INTRODUCTION


Information Concerning Proxies

This Proxy Statement and the enclosed proxy card are being mailed in connection with the solicitation of proxies by the Board of Directors of SDNB Financial Corp, a California corporation (the "Company") for the Annual Meeting of Shareholders (the "Meeting") to be held at 10:00 a.m., Pacific Time on March 17, 1995 at 1420 Kettner Boulevard, San Diego, California 92101, and any adjournment of such Meeting. This Proxy Statement and the enclosed form of proxy are being mailed on or about February 17, 1995 to shareholders of record as of January 31, 1995.

If  a  proxy  in  the  accompanying form  is  duly  executed  and returned,  the  shares  represented  thereby  will  be  voted  as directed. If no direction is given, the shares represented by the proxy will be voted for the election of all of the nominees for directors named herein, and in the discretion of the proxy.

Any shareholder may revoke his or her proxy by written notice delivered to the Secretary of the Company, by submitting a subsequent proxy to the Secretary of the Company, or by attending the Meeting and voting in person.

The cost of soliciting proxies will be paid by the Company and may include reimbursement paid to brokerage firms and others holding shares in their name for their expense in forwarding solicitation material to their principals. Solicitation will be made primarily through the use of the mail, but certain directors, officers and regular employees of the Company may, without additional remuneration, solicit proxies personally or by telephone or telegram.

Voting Securities and Principal Holders Thereof

The record date for determining those shareholders who are entitled to notice of, and to vote at, the Meeting has been fixed as January 31, 1995. At the close of business on the record date, the Company had 1,538,364 outstanding shares of Common Stock, its only class of voting stock.

The following table sets forth those shareholders known to the Company who on January 31, 1995 owned beneficially or of record more than 5% of the Common Stock of the Company.

Name of                  Amount and Nature
Beneficial                 of Beneficial      Percentage (1)
Owner                        Ownership(1)      of Class (2)

Charles I. Feurzeig            332,164 (3)           18.9
1420 Kettner Blvd.
San Diego, CA 92101

Murray L. Galinson             172,400 (4) (6)        9.8
1420 Kettner Blvd.
San Diego, CA 92101

Deferred Savings Plan of        83,760                4.8 (7)
  the San Diego National Bank
  401(k) Plan
1420 Kettner Blvd.
San Diego, CA 92101


The following table sets forth information as to outstanding shares of the Company's Common Stock beneficially owned as of December 8, 1994 by each director of the Company, and by all directors and executive officers of the Company and San Diego National Bank ("Bank') as a group. Except as indicated, the persons named have sole voting power and sole investment power over the amount of shares shown.



Name of                  Amount and Nature
Beneficial                 of Beneficial        Percentage (1)
Owner                         Ownership(1)        of Class(2)

Margaret Costanza                200                     *
Charles I. Feurzeig          332,164 (3)                18.9
Murray L. Galinson           172,400 (4) (6)             9.8
Karla J. Hertzog                 200                     *
Robert B. Horsman             18,436 (6)                 1.1
Mark P. Mandell                  200                     *
Patricia L. Roscoe            16,051                     1.0
Julius H. Zolezzi             56,448                     3.2

All Executive Officers
  and Directors as a group   634,809 (3) (4) (5) (6)    36.2
  (15 persons)

(1) All percentages and share amounts in these sections were calculated on the basis of outstanding securities, plus shares issuable pursuant to vested stock options. Includes shares owned beneficially and of record, directly or indirectly, together with associates. Also includes shares held by or on behalf of minor and/or adult children and a family trust.

(2)  Asterisk indicates percentage of less than 1%.

(3) Includes 70,640 shares held by Balboa Crest, a partnership of which Mr. Feurzeig is a general partner.

(4)  Includes 85,358 shares held as trustee/custodian.

(5) Includes 173,174 shares issuable to directors and executive officers pursuant to vested stock options.

(6)  Does not include shares owned by San Diego National Bank
     Profit Sharing Plan and 401-K Savings Plan attributable to executive officers' vested interests therein.

(7)  The Deferred Savings Plan of the San Diego National Bank
     401(k) Plan holds 5.4% of currently outstanding stock if vested options are not included in the outstanding stock.

Voting of Securities

Each share is entitled to one vote on all matters brought before the Meeting. Under California law, in voting for directors, if any shareholder gives notice at the Meeting, prior to the voting, of that shareholder's intention to cumulate his/her votes, each shareholder will have the right to cumulate his/her votes and give one nominee a number of votes equal to the number of directors to be elected, multiplied by the number of shares he/she holds, or to distribute his/her votes on the same principle among the nominees to be elected in such manner as he/she may see fit. The proxy holders named in the enclosed proxy card may or may not elect to give such notice.

           MATTERS TO BE CONSIDERED AT ANNUAL MEETING

                             ITEM 1

                      ELECTION OF DIRECTORS

A Board of eight directors is to be elected at the Meeting to hold office until the next annual meeting and until their successors shall be elected and qualified. Unless individual shareholders specify otherwise, each returned proxy will be voted for the election of the eight nominees who are listed below, or as many of such nominees of the Board of Directors as possible, such votes to be distributed among such nominees in such manner as the persons named in the enclosed proxy card see fit.

If, however, any of the Board's nominees is unable to serve, or for good cause declines to serve at the time of the Meeting, the persons named in the enclosed proxy will exercise discretionary authority to vote for a substitute. The Board of Directors is not aware of any circumstances that would render any nominee unavailable for election. It is intended that the proxies received by the proxy holders pursuant to the solicitation will be voted in a manner designed to cause the election of the maximum number of the Board of Directors' nominees.

The following schedule sets forth certain information concerning the nominees for election as directors, each of whom currently is a director of the Company and the Bank, and concerning the (non-director) executive officers of the Company and the Bank. An asterisk indicates the nominees for election as directors.

                          Positions Held With the Company
                          And Principal Occupation During
Name                Age   Past Five Years

Howard W. Brotman    65   Senior Vice President and Chief
                          Financial Officer of the Company and
                          the Bank, January, 1989 to present;
                          Secretary of the Company, February,
                          1993 to present.


Joyce I. Chewning    47   Senior Vice President of the
                          Company, January 1994 to present;
                          Senior Vice President, Operations of
                          the Bank, January, 1989 to present.

Margaret "Midge" Costanza*62   Director of the Company since
                          June, 1993; Partner, Martin &
                          Costanza, presentation skills
                          trainers, 1989 to present; Political
                          Consultant-Congresswoman Lynn Schenk
                          and State Treasurer Kathleen Brown,
                          1993 to November, 1994; Campaign
                          Coordinator, California Democratic
                          State Central Committee and Boxer for
                          Senate Committee, 1991 to 1992;
                          Executive Director, Search Alliance, a
                          health research organization, 1990 to
                          1991.

Charles I. Feurzeig* 83   Chairman of the Board of the
                          Company since 1982; Owner and operator
                          of commercial shopping centers;
                          President of Pacific View
                          Construction, Co., Inc., developer of
                          homes, from before 1989 to present.


Murray L. Galinson*  57   Director of the Company since
                          1982;  Chief Executive Officer and
                          President of the Company and the Bank
                          from before 1989 to present.

                          Positions Held With the Company
                          And Principal Occupation During
Name                Age   Past Five Years

E. M. "Bud" Hamilton 52   Senior Vice President of the
                          Bank, April, 1991 to present; Senior
                          Vice President of La Jolla Bank &
                          Trust Company from 1989 to 1990.

Karla J. Hertzog*    43   Director of the Company since
                          February, 1992; President of TOPS
                          Personnel Service, Inc., a temporary
                          personnel agency, from before 1989 to
                          present.

Robert B. Horsman*   47   Director of the Company since
                          1991; Executive Vice President of the
                          Company, January 1994 to present;
                          Executive Vice President of the Bank
                          from before 1989 to present.

Gail Jensen-Bigknife 44   Senior Vice President of the
                          Bank, December, 1989 to present; Vice
                          President of the Bank from before 1989
                          to December, 1989.

Mark P. Mandell*     44   Director of the Company since
                          January, 1992.  Attorney-at-law from
                          before 1989 to present; Vice President
                          and Legal Counsel, Square One
                          Development Corporation, commercial
                          real estate developers, from before
                          1989 to present.

Richard Nance        50   Senior Vice President of the
                          Bank, from before 1989 to present.

Debra Perkins        40   Vice President/Compliance of the
                          Bank from before 1989 to present.

Connie M. Reckling   46   Vice President/Human Resources of
                          the Bank, 1990 to present; Vice-
                          President/Administrative Officer of
                          the  Bank from before 1989 to 1990.

Patricia L. Roscoe*  51   Director of the Company since
                          1990; Chairman of Patti Roscoe &
                          Associates, Inc. and Roscoe/Cottrell
                          Inc., destination management
                          companies, March, 1989 to present;
                          President of both companies from
                          before 1989 to March, 1989.

Julius H. Zolezzi*   65   Director of the Company since
                          1982; President of Zolezzi
                          Enterprises, Inc., which owns fishing
                          vessels and of Embarcadero Marine,
                          Inc., a supplier of diesel fuel, from
                          before 1989 to present.

Information Regarding The Board of Directors and Its Committees

The Company's Board of Directors met 12 times during 1993. Each director nominated for election attended at least 75% of the aggregate number of meetings of the Board and the committees on which he/she served.

The Company's Audit Committee (as well as the Audit Committee of the Bank) consisted of Margaret Costanza, Karla J. Hertzog and Mark P. Mandell. The Company's Audit Committee assists in selecting the independent accountants, in designating services they are to perform and in maintaining effective communication with the Company's accountants. The Audit Committee met four times in 1993.

The Company's Executive Compensation Committee, which was composed of Charles I. Feurzeig, Patricia L. Roscoe, Karla J. Hertzog and Mark P. Mandell met twice during 1993. The Executive Compensation Committee reviews and acts on matters relating to compensation levels and benefit plans for executive officers and other key employees of the Company and the Bank.

The Company does not have a standing nominating committee or any other committee performing similar functions, and such matters are considered at meetings of the full Board of Directors.

At the annual organizational meeting of the Bank, the Company, as the sole shareholder of the Bank, intends to elect the eight nominees for director of the Company as directors of the Bank until the next annual meeting of the Bank and until their successors are elected and have qualified.

                     EXECUTIVE COMPENSATION



Name and                                             Long-term
  Principal            Annual  Compensation Bonus  Compensation
  Position               Year     Salary          Option Awards


 Murray L. Galinson      1993  $ 167,700   $      0   $ 35,003
   President/CEO         1992    167,700          0          0
                         1991    167,700   * 37,280     11,585

 Robert B. Horsman       1993    109,200          0     27,548
   Executive Vice        1992    107,600          0
   President             1991    107,600   * 26,800     11,585

       *Bonuses are shown above in the year paid, but are based on the results of the previous year.

Executive Employment Agreements

On February 12, 1993 the Company entered into new employment agreements, comparable to previous agreements, with Murray L. Galinson and Robert B. Horsman, which continue through December 31, 1995. The agreements provide for base salaries of $167,700 and $109,200, respectively, with adjustments on January 1 of each year during the term at the discretion of the Board of Directors, but in no event will the adjusted salary be less than the preceding year. For 1994, salaries have been set at $171,900 for Mr. Galinson and $111,930 for Mr. Horsman. The agreements also provide for normal employee perquisites, participation in the other compensation plans and for extension of employment for three years from the date of a "change of control" of the Company or the Bank.

         REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

Overall Compensation Philosophy

The Company's executive compensation objective is to link compensation with corporate and individual performance in a manner which, recognizing the marketplace practices of other banks, will retain and attract executives who can achieve the short and long-term goals of the Company. The policy is to provide for competitive base salaries which reflect individual levels of responsibility and performance and annual bonuses based upon achievement of annual corporate performance. The result is a strengthening of the mutuality of interest in the Company's long-term performance between its executive officers and the Company's shareholders.

Base Salaries

A base salary has been established for each executive officer. These base salaries are established in relation to the external marketplace based on surveys by the California Bankers Association and California State Banking Department and internal factors including but not limited to the following: (1) the compensation history of the individual officer; (2) the individual's years of experience with the Company or the Bank and in the industry; (3) the performance and contribution of the officer relative to his/her job responsibility; and (4) the current financial condition of the Company and the Bank.
Additionally, the Board also considers various qualitative factors including but not limited to knowledge of the banking industry, knowledge of the San Diego community, commitment and dedication and entrepreneurial spirit. As a matter of policy, the Board does not assign specific weights to the above factors for any of its executive officers due to the belief that the evaluation and awarding of compensation to the officers' group cannot be simplified to a mathematical computation. As such, the compensation policy used by the Committee and the Board to set salaries is considered subjective.

Bonuses

Officers can earn bonuses on an annual basis. The bonus program is designed to a pay-for-performance philosophy by placing a significant portion of total compensation "at risk" while rewarding outstanding performance. No bonuses were paid to the executive officers in 1993.

CEO Compensation

The members of the Board have determined that Mr. Galinson is a person with extreme dedication to the success of the Company. Although the Company has not been profitable over the last three years, the Board feels much of these losses were beyond the control of Mr. Galinson and the executive officers due to extrinsic factors. Accordingly, the committee recommended to the Board an increase in his base salary in the amount of 5% above his 1993 base salary commencing January 1, 1994, which would place his salary in the third quartile of the surveys referred to above. In view of the financial results of the Company, no bonus was paid to Mr. Galinson for 1993.

Conclusion

The Board believes the executive officers' individual compensation programs discussed in this report are designed in a manner which is consistent with the Company's overall compensation philosophy. As such, the compensation provided to the Company's CEO, Murray L. Galinson, and to other executive officers, is deemed appropriate.

                         Charles I Feurzeig
                         Patricia L. Roscoe
                         Karl J. Hertzog
                         Mark P. Mandell

                   OPTION GRANTS IN LAST FISCAL YEAR
                           INDIVIDUAL GRANTS
                                                                        Potential Realizable
                                                                          Value at Assumed
                                                                        Annual Rates of Stock
                      Options    % of Total                             Price Appreciation For
                      Granted  Options Granted                               Option Term
                       <F1>    To Employees In   Exercise  Expiration     ------------------
Officer                <F2>      Fiscal Year      Price       Date           @5%      @10%
- - - - - -------               -------    -----------     ------      -------      ------------------
Murray L. Galinson     27,003                    $ 3.25      8/25/03
                        8,000                      3.25      9/29/03
                       ------
                       35,003       22.6%                                 $71,500   $181,300

Robert B. Horsman      22,048                    $ 3.25      08/25/03
                        5,500                      3.25      09/29/03
                       ------
                       27,548       17.8%                                 $56,300   $142,400

<F1>
Note 1: Includes 10,500 for each officer awarded in his role as a director of the Company.
<F2>
Note 2: Above options vest "at such time that the mid-point between the published bid and asked price of the Company's common stock shall equal or exceed $6.125 per share."

                            AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                   AND FISCAL YEAR END OPTION VALUES

                                                                                   Value of Unexercised
                                                   Number of Unexercised           In-the-Money Options
                      Share Acquired    Value    Options at Fiscal Year End -      at Fiscal Year End -
Officer               on Exercise      Realized   Exercisable/Unexercisable     Exercisable/Unexercisable
- - - - - -------               --------------   --------  ----------------------------   -------------------------
Murray L. Galinson       None            None             E   60,495                     None
                                                          U   35,003                     None

Robert B. Horsman        None            None             E   34,682                     None
                                                          U   27,548                     None

                                      COMPARISON OF FIVE YEAR-CUMULATIVE TOTAL RETURNS
                                   PREPARED BY THE CENTER FOR RESEARCH IN SECURITY PRICES
                                        PRODUCED ON 3/1/94 INCLUDING DATA TO 12/31/93

Index Description                                     12/30/88  12/29/89  12/31/90  12/31/91  12/31/92  12/31/93
- - - - - -----------------                                     --------  --------  --------  --------  --------  --------
SDNB FINANCIAL CORP                                      100.0     168.2     126.5      82.2      68.5      48.9
CRSP Index for Nasdaq Stock Market (US Companies)        100.0     121.2     103.0     165.2     192.2     219.4
CRSP Index for Nasdaq Bank Stocks                        100.0     111.2      81.4     133.6     194.2     221.5

Notes:
   A. The figures represent index levels derived from compounded daily returns that include all dividends.
   B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
   C. If year-end is not a trading day, the preceding trading day is used.
   D. The index level for all series was set to 100.0 on 12/30/88.

Director Compensation

During 1993, Mr. Feurzeig was paid $1,000 per board meeting and $150 per committee meeting. All other non-employee directors were paid $500 per board meeting and $75 per committee meeting.

Employee Benefit Plans

In April 1982, the Bank's Board of Directors adopted a Profit Sharing Plan, which was approved by the Internal Revenue Service in 1983. This Plan provides for contributions to be made by the Bank from current or accumulated profits in amounts not to exceed 15% of the compensation paid to plan participants. All employees are eligible to participate as of the January 1 next following their date of employment and are allocated a portion of the Bank's contributions as determined by the Plan. Participants who terminate their employment with the Bank will receive their vested percentage of their account balances in either a single lump sum or payment in kind. In 1993 there was no accrual on account of this Plan.

In July 1989, the Bank's Board of Directors approved the Deferred Savings Plan for the benefit of all employees. In addition to the Profit Sharing Plan already in effect, the Deferred Savings Plan provides a 401(k) plan for which the Bank makes matching contributions on a percentage basis. All employees are eligible to participate on the January 1 following their hire date. Participants who terminate their employment with the Bank will receive their vested percentage of their account balance. In 1993 there was no accrual on account of this Plan.

Deferred Compensation Plan

On March 20, 1985, the Bank entered into unfunded deferred compensation agreements with Murray L. Galinson, Robert B. Horsman and Joyce I. Chewning. The agreements permit these employees, prior to the time of rendering services, to have their salary reduced and the reduction paid as deferred compensation over a five year period following termination of employment, death or retirement. The employees become general unsecured creditors of the Bank with respect to such deferred accounts. Nothing was deferred under this plan in 1993.

Company Stock Option Plans

The Company had a "1984 Stock Option Plan" which provided for the granting of options to directors, executive officers and other key employees. Such plan expired September 10, 1994. Options were granted under the plan at a price not less than the fair market value of the Company's common stock on the date of grant. The options are exercisable in increments over a number of years as determined by the Board of Directors but not to exceed 10 years and expire three months after termination of employment or cessation of affiliation as a director. Options could, depending on the circumstances of issuance, be either incentive stock options, which are qualified under provisions of the Internal Revenue Code for certain tax-advantaged treatment, or non-qualified options.

As of January 31, 1995, there were non-qualified options outstanding for 168,294 shares at exercise prices ranging from $3.25 to $7.94 per share, and Incentive Stock Options outstanding for 268,852 shares at exercise prices ranging from $3.25 to $11.13 per share.

Other Transactions

The Bank had banking transactions in the ordinary course of its business with the Company and its subsidiaries, directors, executive officers, and their associates, on the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with other customers of the Bank, and which do not, in the opinion of management, involve more than the normal risks of collectability or present other unfavorable features. Under federal law, additional restrictions are placed upon the aggregate amount of, and other terms and conditions of, loans to executive officers, directors and principal shareholders. The maximum aggregate available amount of all such loans and credit extensions at December 31, 1993 to all directors and officers of the Bank, together with their associates, was approximately $440,000 (constituting approximately 3% of the Company's equity capital). The actual aggregate balance outstanding on all such loans and credit extensions at December 31, 1993 was $272,000. In October 1990, the Bank Board adopted a policy of eliminating further lending to executive officers and directors (except for cash-secured loans) beyond the maturity of then existing debt. An exception to this policy was granted to one director where the amounts of the loans outstanding are less than the amounts outstanding when the policy was adopted.



                              ITEM 2

PROPOSAL REGARDING STOCK ISSUANCES AND OTHER CAPITAL TRANSACTIONS

Description  of  Proposed  Transaction  and  Effect  on  Existing
Shareholders

Since 1990 there has been the acquisition by larger California institutions of a significant number of independent banks in the San Diego area. This trend culminated in the 1994 acquisition of San Diego Trust and Savings Bank by First Interstate Bank and the announcement by Grossmont Bank that it is for sale. Additionally, In recent years some independent banks were closed by governmental agencies.

Management and the Board of Directors believes that the reduction in the number of independent banks represents a substantial business development opportunity to attract customers who would prefer to do business with a locally based bank rather than one headquartered elsewhere. Management and the Board of Directors reached the conclusion that a capital infusion into the Company would enhance the Company's ability to more rapidly avail itself of any such opportunities.

Discussions ensued with WHR Management Corp., the general partner of two limited partnerships (collectively "WHR"), on the subject of a capital infusion and additionally on the refinancing of the building mortgage. It was determined by Management and the Board of Directors that WHR's goals and confidence in the future of the San Diego economy are similar to that of the Company so that the Board of Directors has declared advisable and has recommended the issuance of 510,121 shares of the Company's Common Stock (the "Initial Issuance") to WHR. The Initial Issuance will take the form of a private placement made pursuant to a Stock Purchase Agreement executed as of January 31, 1995 (the "Stock Purchase Agreement"), by and between the Company and WHR. The per share price will be $4.34, for an aggregate purchase price of $2,213,925. However, if the Company at any time prior to the Initial Issuance or the Additional Issuance (defined below; the Initial Issuance and the Additional Issuance are sometimes referred to collectively as the "WHR Issuances"), issues any shares of Common Stock or grants any option, warrant, or similar right to purchase any Common Stock and the purchase price, conversion price, or exercise price is less than $4.34, then WHR's purchase price pursuant to the Stock Purchase Agreement shall automatically be reduced to such lower price. The Company has no plans to issue any shares or grant any options, warrants or similar rights for less than $4.34 prior to the WHR Issuance, except under the Company's stock option plan. The foregoing does not apply to any options granted, or the exercise of any options, under the Company's stock option plan.

WHR's obligation to consummate the WHR Issuances is subject to the satisfaction of certain conditions, including the following:
(i) a determination of the Federal Reserve Board not to disapprove the WHR Issuances and that WHR will not be a bank holding company after the WHR Issuances; (ii) customary representations and warranties of the Company shall be true and correct at the closing of each of the Initial Issuance and the Additional Issuance; (iii) the approval by the Company's shareholders of the terms and conditions of the WHR Issuances; and (iv) receipt by the Company of an opinion from an investment banker that the WHR Issuances are fair to shareholders from a financial point of view. Attached as Exhibit A, and incorporated by reference herein, is an opinion dated December 14, 1994, from Hoefer & Arnett Incorporated in satisfaction of condition (iv) above. In view of the fact that the Company did not utilize the services of any other parties in making the determination to issue additional shares, Management and the Board believed it was in the shareholders' interest to obtain such an opinion.

Pursuant to the Stock Purchase Agreement, the Company has granted WHR registration rights to facilitate a resale of the shares to be purchased by WHR. The Company is obligated to prepare and file a registration statement under the Securities Act of 1933, as amended (the "1933 Act"), and to use its best efforts to cause such registration statement to become and remain effective for as long as WHR, or its assignees or designees, owns shares of Common Stock issued to it pursuant to the Stock Purchase Agreement. The Company must file such registration statement within six months after the conclusion of the Rights Offering, as defined below. The Company is required to pay all expenses in connection with the filing of such registration statement and maintaining its effectiveness. The Company shall also indemnify WHR against certain liabilities arising in connection with such registration statement. In addition, if at any time the Company proposes to register any of its securities under the 1933 Act in connection with the public offering of such securities solely for cash on a form that would also permit the registration of the Common Stock purchased by WHR, WHR has the right (subject to certain conditions) to require the Company to register the Company's Common Stock owned by WHR in connection with such public offering.

As part of the agreement with WHR, the Company has granted WHR the option (the "Option") to purchase shares of the Company's Common Stock if (i) the Company shall have sold, prior to
December  31,  1995, to any person or entity,  or  any  group  of persons acting in concert, shares of its Common Stock representing 5% or more of the Company's Common Stock (other than to WHR or pursuant to the Rights Offering), and (ii) the Company shall not have consummated the sale of Common Stock to WHR pursuant to the Stock Purchase Agreement on or prior to December 31, 1995, for any reason other than the failure, inability, or unwillingness of WHR to purchase the Common Stock pursuant to the Stock Purchase Agreement. The Option may be exercised by WHR at any time after the satisfaction of the conditions set forth above and prior to June 30, 1999. The Option permits WHR to purchase all or any part of the number of shares of the Company's Common Stock which from time to time represent 4.9% of the Company's Common Stock, for a purchase price of 50% of the Company's per share book value as shown on the Company's financial statements as of the final day of the fiscal quarter ended immediately prior to the date of exercise of the Option (subject to anti-dilution adjustments).

The Company also proposes to issue to its shareholders, other than WHR (the "Rights Offering") one transferable subscription right (the "Rights") for each two shares of Common Stock held of record as of a date to be determined by the Company's Board of Directors. Holders of the Rights ("Rights Holders") will have the right to purchase one share of Common Stock for each Right, at a price of $4.34 per share. Rights Holders will be entitled to subscribe for all, or any portion of, the shares of Common Stock underlying their Rights. If all Rights are exercised, an aggregate of 769,182 additional shares of Common Stock will be issued at an aggregate price of $3,338,250 (based on the 1,538,364 outstanding shares as of September 30, 1994). Each shareholder who subscribes for the full number of shares of Common Stock underlying such shareholder's Rights will have the right to subscribe for additional shares of Common Stock that are not subscribed for by other Rights Holders, pro rata with other shareholders who also exercise their Rights in full. No fractional Rights will be issued by the Company. The number of Rights issued to any shareholder will be rounded up to the nearest whole number.

Pursuant to the Stock Purchase Agreement, WHR has agreed to purchase an additional 255,060 shares of Common Stock (the "Additional Issuance") at $4.34 per share for an aggregate purchase price of $1,106,960, if the Rights Offering is fully subscribed, or such lesser amount so that after such purchase WHR holds an aggregate of 24.9% of the Company's outstanding Common Stock.

There is a pre-existing relationship between the Bank and Danielson Trust Company, ("Danielson") an affiliate of WHR, in which the Bank refers potential trust customers to Danielson in return for a referral fee. The Company has been informed that Danielson has over $4 billion in trust assets under administration. The referral arrangement is conducted on an arms length basis and on market terms and conditions. It is not a significant financial transaction for either the Bank or Danielson. The Company is also advised that a corporation controlled by Charles Feurzeig is a customer of Danielson, with an account of approximately $800,000 under administration. There are no other affiliations, other than those described in this proxy, between WHR and the Company or any of its officers and directors.

Shareholder Dilution
Upon the Initial Issuance, shareholders of the Company will suffer a dilution in their voting rights and in their percentage interest in any future net earnings in the Company. In addition, shareholders who do not exercise their Rights in full will suffer an additional dilution in their voting rights and in their percentage interest in any future net earnings of the Company. All shareholders will suffer a reduction in the per share book value of the shares of Common Stock currently held by them as a result of the sale of shares at less than book value to WHR and in the Rights Offering.


The following table shows the detail of such dilution (assuming the Rights Offering is fully subscribed):

                            Number of       Proforma     Proforma
                               Shares   Shareholders    per Share
                          Outstanding         Equity   Book Value
September  30, 1994 Amounts 1,538,364     $9,615,150(A)  $6.25(A)

Initial issuance to WHR
  at $4.34  per share         510,121      2,213,925

Less estimated costs                        (150,000)

Total after initial
  issuance                  2,048,485    $11,679,075     $5.70

Rights offering @ $4.34
  per share                   769,182      3,338,250

Additional issuance to WHR
  @ $4.34 per share           255,060      1,106,960

Less estimated costs                        (350,000)

Totals                      3,072,727    $15,774,285     $5.13

(A)  Per unaudited financial statements.

The  market  price in the six month period prior  to  the  public announcement  of the transaction with WHR ranged  from  $2.50  to
$3.25; after such announcement it has ranged from $2.50 to  $4.75 per share.

Use of Proceeds
The Company intends to use the proceeds from the WHR Issuances for general corporate purposes, and may use some or all of the proceeds to finance possible future acquisitions of other banking institutions or related businesses. At the present time, the Company does not have any specific plans, agreements, or understandings, written or oral, pertaining to the proposed acquisition of any banking institution or related business.

In addition, the Company may utilize some of the proceeds from the WHR Issuance's to make a partial payment on a note (the "PV Note") owed to Pacific View Construction Co., Inc. ("PV"), which is secured by a second trust deed (the "Second Trust Deed") on the San Diego National Bank Building. PV is a corporation controlled by Charles Feurzeig, Chairman of the Company's Board of Directors. The PV Note and Second Trust Deed have been assigned to River Forest Bank as collateral for other loans made by that bank to PV and other entities controlled by Mr. Feurzeig. Mr. Galinson and his wife own less than 2% of the outstanding shares of the holding company of River Forest Bank. The family of Mr. Galinson's wife owns a controlling interest in such holding company. San Diego National Bank Building Joint Venture, which is 62% owned by the Company and of which the Company is the general partner, owes PV $1,900,000 on the PV Note, which matures January 4, 1995. The present interest rate on the PV note is "prime" (8.5% at January 31, 1995) plus one and one-half percent. It is anticipated that the PV Note will be paid down by $250,000 and extended to April 1, 1997. The Second Trust Deed will be subordinate to the existing first trust deed acquired by WHR and will be modified to provide for interest at ten percent (10%) per annum and otherwise be on the same terms and conditions as the first trust deed including maturity and payment terms.

PV intends to obtain a reassignment of the PV Note and the Second Trust Deed from River Forest Bank. In connection therewith, San Diego National Bank may make a loan to PV at market rates and on a fully collateralized basis. At such time as PV obtains a reassignment of the PV Note and Second Trust Deed, the Company will purchase notes from San Diego National Bank in the aggregate amount of approximately $1,100,000, at par, which notes will be assigned to PV, at par, without recourse or representation or warranty, to reduce the outstanding principal amount of the PV Note to approximately $550,000.

Related Transaction
In a separate but related transaction, WHR has purchased the existing first trust deed on the San Diego National Bank Building on which $10,173,407 was outstanding at the time of such purchase. WHR has entered into a modification of the first trust deed to reduce the debt service requirements to $800,000 per annum, all allocable to interest. The annual debt service under the trust deed had been $823,000, which was allocable first to interest at a rate equal to 2.25% over the Eleventh District Cost of Funds (which interest rate changes monthly) and is subject to a ceiling of 14.759%; and the balance to principal. Pursuant to the terms of the existing first trust deed, absent the modification, due to the projected increase in the benchmark interest rates, annual payments of debt service were projected to increase on May 1, 1995 to approximately $917,000 per annum based on a projected interest rate of 7.18% as of that date. The modification of the first trust deed also permits prepayment of the loan on April 1, 1995, for $7,708,133 (assuming all interest payments shall have been made); on January 1, 1996, for $8,691,137 and quarterly thereafter at amounts which increase by approximately $373,000 each quarter. On April 1, 1997, the remaining principal amount would be due and payable, if not previously prepaid.

Reasons for Requesting Shareholder Approval

The WHR Issuance's have been approved by the Company's Board of Directors. Shareholder approval of the WHR Issuance's is being requested for two reasons. First, because under the rules of the NASDAQ National Market System, upon which the Common Stock is listed, shareholder approval is required for the sale or issuance of the Company's Common Stock equal to 20% or more of the Company's outstanding Common Stock or 20% or more of the voting power outstanding before the issuance if the consideration for the sale is less than the greater of the book value or the market value of the stock. The issuance of Common Stock to WHR (24.9%) is greater than 20% of the Company's outstanding Common Stock and is being offered to WHR for less than the book value of the Common Stock, which book value is currently greater than the market value of the Common Stock.

Second, the Board of Directors is aware that the shareholders of the Company are well-informed about the Company and its business and take a particularly active role in Company affairs. Therefore, given that circumstance and the nature of the proposed transaction, the Board of Directors preferred to obtain shareholder approval, even if it were not required.

Action by Shareholders

The  Board of Directors believes that the WHR Issuance's  are  in the best interests of the Company and its shareholders because the proceeds from such issuance's will provide additional capital which the Company will be able to use for general corporate purposes, which may include financing possible future acquisitions and the partial repayment of certain debt obligations of the Company relating to the San Diego National Bank Building, as described above. Accordingly, with respect to Proxy Item 2, the Board of Directors recommends unanimously, except for the abstention of Charles Feurzeig, that the shareholders vote FOR the proposal to issue Common Stock to WHR. Mr. Feurzeig abstained from the vote to avoid an appearance of a conflict of interest due to his interest in PV, the holder of the Second Trust Deed on the San Diego National Bank Building.

Approval of this proposal requires a favorable vote of at least a majority of the outstanding shares of the Company's Common Stock. The Company has no knowledge of whether Directors and Executive Officers intend to vote to approve the proposal. If they do so, only an additional 14% of the outstanding shares would be needed to approve the proposal.


                             ITEM 3

               APPROVAL OF 1994 STOCK OPTION PLAN

At the 1985 annual meeting, the shareholders of the Company approved the 1984 Stock Option Plan (the "1984 Plan") which provided for the granting of incentive stock options or non-qualified stock options to key employees (including officers and directors who are also employees) of the Company or any subsidiary and for the granting of non-qualified stock options to non-employee directors in the aggregate amount of 150,000 shares of the Company's Common Stock. Subsequent stock dividends and amendments to the 1984 Plan with the approval of shareholders in 1988 and 1991 increased the number of shares available to 600,000. The 1984 Plan expired by its terms on September 10, 1994.

Subject to shareholder approval, the Board of Directors has approved the 1994 Stock Option Plan (the "1994 Plan" or "Plan") to replace the expired 1984 Plan, authorizing the issuance of not more than 400,000 shares of the Company's Common Stock as set forth below. Such shares are in addition to unexercised options outstanding under the 1984 Plan which did not terminate with the expiration of the 1984 Plan. As at December 8, 1994, there were non-qualified options for 168,294 shares outstanding at exercise prices ranging from $3.25 to $7.94 per share and Incentive Stock Options for 268,952 shares outstanding at exercise prices ranging from $3.25 to $11.13 per share.



Summary of the 1994 Plan

The following description is intended to summarize the material terms of the Plan. Any stock holder who desires to review the text of the 1994 Plan can obtain a copy by writing to the Company.

The Plan is intended to advance the interests of the Company and the Bank by attracting and retaining highly qualified personnel. The purpose of the Plan is to provide an incentive to, and encourage stock ownership by, officers and key employees of the Company and the Bank so that they may acquire or increase their proprietary interest in the success of the Company and the Bank. Any full-time officer or other employee of the Company or its controlled subsidiaries who performs services of special importance to the Company or such subsidiaries relative to its management, operation or development is eligible to be selected by the committee administering the Plan to receive options thereunder. The Plan is designed to qualify certain options granted thereunder as "Incentive Stock Options" within the meaning of the Internal Revenue Code of 1986 as amended (the "Code"). This does not, however, preclude the grant of "non-qualified" options. The federal income tax consequences of incentive stock options and non-qualified options are fully described below.

The shares subject to the Plan are the Company's no par value voting Common Stock. Options under the Plan may be granted to participants by the Company from time to time to purchase an aggregate of 400,000 shares. This total is subject to adjustment for stock dividends, stock splits, reverse stock splits and other similar changes in the Company's capitalization. If any change is made in the stock subject to the Plan, or subject to any option granted under the Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination of shares, exchange of shares, change in corporate structure, or otherwise) appropriate adjustments will be made by a committee appointed by the Board of Directors of the Company as to the maximum number of shares subject to the Plan and the number of shares and price per share subject to outstanding options. The Plan provides for the granting of options to purchase such shares at an option price per share of not less than 100% of the fair market value of the Common Stock at the time the option is granted. Incentive stock options to "more than 10% shareholders" can only be granted at an option price per share of not less than 110% of the fair market value of the Common Stock at the time the option is granted.

The Plan will be administered by a committee of the Company's Board of Directors of not less than three disinterested directors appointed from time to time (the "Committee"). No member of the Committee is permitted to vote on any matter concerning his/her own participation in the Plan.

The Plan provides for the grant of both incentive stock options and non-qualified options. Incentive stock options are available for full-time officers and employees, but not for directors who are not full-time employees. Incentive stock options are subject
to  the  following,  among  other, limitations.   First,  options
granted  under the Plan to an employee, who at the  time  of  the grant owned more than 10% of the combined voting power of all classes of the Company's capital stock, shall not qualify as incentive stock options unless (i) the purchase price of the stock subject to the option is at least 110% of the fair market value determined at the time of grant; and (ii) the option provides for exercise within five years after the time of grant. Any options granted or exchanged under the Plan which do not meet any one of the above limitations (or those described below) will be deemed "non-qualified." Furthermore, the Committee has the
authority   to  grant  non-qualified  options  to  any   eligible
participant under the Plan. The exercise price for non-qualified options granted to eligible persons who own more than 10% of the Company's Common Stock and the exercise price for options granted to all other persons must be at least the fair market value of the stock on the date of grant. Under the Plan there is a limit on the incentive stock options which can become exercisable by an option holder in a calendar year. To the extent that the aggregate fair market value (determined as of the date of the grant of the option) of shares, with respect to which options are exercisable for the first time by an option holder during a calendar year, exceeds $100,000, such options will be deemed "non-qualified."

At the time of exercise, the purchase price of the option shares must be paid in full in cash or, if specifically authorized in the option agreement, by the delivery of Common Stock of the Company having a fair market value equivalent to the portion of the purchase price for the shares being acquired on the exercise of the option. Options are exercisable and purchasable in such installments as the Committee may determine. Options expire on such date as the Committee may determine and specify at the time of grant. Options may not, however, be granted for terms in excess of ten years, or for five years in the case of "control persons" (as defined in the Plan).

Options under the Plan are not assignable other than by will or the laws of descent and distribution, and may be exercised only by the optionee during the optionee's lifetime. In the event of disability or death of the optionee, the option may be exercised within one year after the date of disability or death, provided that the option will not be exercisable after the scheduled expiration date. If the optionee's affiliation with the Company is terminated for a reason other than death, disability, or for cause, the option shall expire three months from the occurrence of said termination or upon the date it expires by its terms, whichever is earlier. If an optionee's affiliation with the
Company is terminated for cause, the option shall expire immediately, although the Committee may reinstate the option for a period not to exceed three months. In the event of a merger or consolidation in which the Company is not the survivor, or the reorganization, dissolution or liquidation of the Company, the options will become immediately exercisable as to all unexercised shares (subject to any required action by shareholders), and will terminate on the date such event is consummated, unless other provisions are made in connection with the transaction.

The Company filed a Form S-8 Registration Statement with the Securities and Exchange Commission with respect to the 1984 Plan, pursuant to which shares of the Company's Common Stock issuable upon exercise of options granted under the Plan are registered, so that the same are freely transferable by the optionee, and intends to file an amendment to Form S-8 to cover the 1994 Plan. Certain securities law restrictions will continue to apply to optionees who are directors and/or executive officers of the Company.

The Board of Directors of the Company reserves the right to suspend, amend or terminate the Plan and, with the consent of the optionee, make such modification of the terms and conditions of his/her option as the Board deems advisable, except that the Board may not: (i) increase the maximum number of shares which may be purchased pursuant to options granted under the Plan; (ii) change the minimum option price; (iii) increase the maximum term of options provided for in the Plan; or (iv) materially increase the benefits accruing to participants, without the approval of the holders of at least a majority of the outstanding shares of the Company's Common Stock.

The Plan also grants the Committee the authority to make cash bonus awards in connection with the grant and/or exercise of options under the Plan or sale of shares received upon exercise of an option under the Plan, to make grants of restricted stock in accordance with the specific terms of the Plan, and to grant stock appreciation rights to employees in connection with the granting of options under the Plan. The terms and conditions relating to those rights are fully set forth in the Plan.

Unless previously terminated by the Board of Directors, the Plan shall terminate on September 10, 2004, and no options shall be granted thereafter. Such termination shall not, however, affect any option theretofore granted.

Stock Option Agreements.

The Plan provides that options granted thereunder shall be evidenced by an agreement in such form as the Committee shall determine from time to time.

Material Federal Tax Consequences.

Incentive stock options granted under the 1994 Plan are intended to satisfy the requirements of Section 422 of the Internal Revenue Code. Non-qualified options granted under the 1994 Plan will not satisfy such requirements. The federal income tax treatment for the two types of options differs as follows:

       (i) Incentive Stock Options. No taxable income is recognized by the option holder at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. However, the difference between the fair market value of the shares at the time of exercise and the option price paid for the shares is generally included in the option holder's "alternative minimum taxable income" for purposes of computing the alternative minimum tax. The option holder will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of disposition.

For federal tax purposes, dispositions are divided into two categories: (a) qualifying and (b) disqualifying. The option holder will make a qualifying disposition of the purchased shares if the sale or other disposition of such shares is made after the option holder has held the shares for more than two years after the grant date of the option and more than one year after the exercise date. If the optionee fails to satisfy either of these two holding periods prior to the sale or other disposition of the purchased shares, then a disqualifying disposition will result.

Upon a qualifying disposition of the shares, the option holder will recognize a long-term capital gain in an amount equal to the excess of (a) the amount realized upon the sale or other disposition over (b) the option price paid for the shares. If there is a disqualifying disposition of the shares, then the portion of the gain realized on the sale equal to the excess of
(a) the fair market value of those shares at the date of exercise over (b) the option price paid therefor, will be taxable as ordinary income. Any remaining gain recognized upon the disposition will be a capital gain, and such gain will be long-term if the shares have been held for more than one year following exercise of the option. The Company will be entitled to a business expense deduction equal to the amount of ordinary income recognized by the option holder on a disqualifying disposition.

     (ii) Non-Qualified Options. No taxable income is recognized by an option holder upon the grant of a non-qualified option. The option holder will in general recognize ordinary income in the year in which the option is exercised equal to the excess of the fair market value of the purchased shares at the date of the exercise over the exercise price, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.



However, special provisions of the Internal Revenue Code apply to the acquisition of Common Stock under a non-qualified option, if the purchased shares are subject to repurchase by the Company at the original option price or are otherwise subject to a substantial risk of forfeiture and the shares are not transferable free of such risk. These special provisions may be summarized as follows:

          (a) To the extent the shares acquired upon exercise of the non-qualified option are subject to such repurchase right or other substantial risk of forfeiture and the shares are not transferable free of such risk, the option holder will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when the risk of forfeiture lapses or the shares become transferable free of such risk, an amount equal to the difference between (1) the fair market value of the shares on the date the risk of forfeiture lapses or the shares become transferable free of such risk, and
(2) the consideration paid for such shares.

           (b)   The  option  holder may,  however,  elect  under
Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of exercise of the non-qualified option an amount equal to the difference between (1) the fair market value of the purchased shares on the date of exercise (determined without regard to any restriction which lapses) and (2) the consideration paid for such shares. If the Section 83(b)
election is made, the option holder will not recognize any additional income as and when either the substantial risk of forfeiture lapses or the shares become transferable free of that risk. When the option holder later sells the shares, the excess of the amount realized on the sale over the fair market value of the shares on the date of the exercise of the option will be capital gain.

The Company will be entitled to a business expense deduction equal to the amount of ordinary income recognized by the option holder in connection with the exercise of the non-qualified option. The deduction will in general be allowed for the taxable year of the Company in which such ordinary income is recognized by the option holder.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR approval of the 1994 Plan.

                             ITEM 4

     RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors has selected Coopers & Lybrand, independent public accountants, to audit the financial statements of the Company for the year ending December 31, 1994 and recommends to shareholders that they vote for ratification of that appointment. Coopers & Lybrand has audited the Company's financial statements since the year ended December 31, 1985. Representatives of Coopers & Lybrand are expected to be present at the Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

                      SHAREHOLDER PROPOSALS

In order to be considered for inclusion in the Company's proxy materials for the 1995 annual meeting, shareholder proposals, if any, must be received by the Company at its principal executive office prior to April 15, 1995.

                ANNUAL REPORT TO SEC ON FORM 10-K

The Company will furnish, without charge, upon written request of any shareholder who represents in the request that he/she was the beneficial owner of the Company's stock on January 31, 1995, a copy of the Company's annual report to the Securities and Exchange Commission on Form 10-K (including financial statements and financial statement schedules, but without exhibits) for the fiscal year ended December 31, 1993. Requests should be addressed to: Howard W. Brotman, Secretary, SDNB Financial Corp, P.O. Box 12605, San Diego, CA 92112-3605 (telephone 619/231-
4989).

                   ANNUAL DISCLOSURE STATEMENT

The Company will furnish, without charge for the first copy, the annual disclosure statement of San Diego National Bank for the
fiscal  year  ended  December 31, 1993  upon  request.   Requests
should be made to Howard W. Brotman, Secretary, SDNB Financial Corp, P.O. Box 12605, San Diego, CA 92112-3605 (telephone 619/231-
4989).

                         OTHER BUSINESS

The Board of Directors is not aware of any matter to be presented for action at the Meeting other than the matters set forth in this Proxy Statement. Should any other matter requiring a vote of the shareholders arise, the persons named as proxies on the enclosed proxy card will vote the shares represented thereby in accordance with their best judgment in the interest of the Company. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy card.

                        By Order of the Board of Directors


February 17, 1995       Howard W. Brotman, Secretary